BENTLEY PHARMACEUTICALS, INC.
                              LIST OF SUBSIDIARIES

PHARMA DE ESPANA, INC.

LABORATORIOS BELMAC S.A.

LABORATORIOS DAVUR S.L.

BENTLEY HEALTHCARE CORPORATION

BELMAC HEALTH CORPORATION

BELMAC HYGIENE, INC.

BELMAC HOLDINGS, INC.

BELMAC A.I., INC.

B.O.G. INTERNATIONAL FINANCE, INC.

BELMAC JAMAICA, LTD.